UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) July 30, 2018

Fortive Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37654	47-5654583
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6920 Seaway Blvd

Everett, WA 98203

(Address of principal executive offices)

Registrant’s telephone number, including area code: (425) 446 - 5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 31, 2018, Fortive Corporation, a Delaware corporation (the “Company” or “Fortive”), announced that it entered into a transaction agreement (the “Transaction Agreement”) with TLFN Holding II Company , a Delaware corporation and wholly owned subsidiary of the Company (“Acquisition Sub 1”), Gilbarco Catlow LLC , a Delaware limited liability company and wholly owned subsidiary of the Company (“Acquisition Sub 2” and collectively with Acquisition Sub 1, “Acquisition Subs”), Gryphon Merger Sub Inc., a Delaware corporation and jointly owned subsidiary of the Acquisition Subs (“Merger Sub”), Athena SuperHoldCo, Inc., a Delaware corporation (“Athena”), and Genstar Capital VII, L.P., solely in its capacity as representative for Athena’s securityholders.

Pursuant to the Transaction Agreement, Acquisition Subs will acquire all outstanding shares of Athena’s capital stock for an aggregate purchase price of $2.0 billion in cash, subject to certain post-closing purchase price adjustments. The Transaction Agreement provides that Merger Sub will merge (the “Merger”) with and into Athena, with Athena surviving the Merger as a jointly-owned subsidiary of Acquisition Subs. The Company is a party to the Transaction Agreement solely in its capacity as the guarantor for the payment obligations of Acquisition Subs.

The Transaction Agreement contains customary representations, warranties, covenants and closing conditions,. The closing conditions include among other things, (i) the expiration or termination of any applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the accuracy of the representations and warranties and material compliance by the parties with their respective obligations under the Transaction Agreement.

The foregoing summary of the material terms of the Transaction Agreement is not complete and is qualified in its entirety by reference to the Transaction Agreement, which is attached hereto as Exhibit 2.1, and the full text of the Transaction Agreement is incorporated herein by reference.

The representations, warranties and covenants of the parties contained in the Transaction Agreement are made solely for the benefit of such parties. In addition, such representations, warranties and covenants are (i) made only for purposes of the Transaction Agreement, (ii) qualified by confidential disclosures made by the parties to each other in connection with the Transaction Agreement, (iii) subject to materiality qualifications contained in the Transaction Agreement which may differ from what may be viewed as material by investors, (iv) made only as of the date of the Transaction Agreement or such other date as is specified in the Transaction Agreement and (v) included in the Transaction Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. The Transaction Agreement is included with this filing only to provide investors with information regarding the terms of the Transaction Agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses. Accordingly, investors should not rely on the representations, warranties or covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. The Transaction Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties, the Transaction and other documents that the parties file from time to time with the U.S. Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description

2.1	Transaction Agreement, dated as of July 30, 2018, by and among Athena SuperHoldCo, Inc., TLFN Holding II Company, Gilbarco Catlow LLC, Gryphon Merger Sub Inc., Genstar Capital VII, L.P., solely in its capacity as the Seller Representative, and Fortive Corporation, solely in its capacity as the Parent Guarantor*

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTIVE CORPORATION

By:	/s/ Daniel B. Kim
	Name:	Daniel B. Kim
	Title:	Vice President—Associate General Counsel and Secretary

Date: July 31, 2018